                           LOAN AND SECURITY AGREEMENT


                                 by and between


                    CONGRESS FINANCIAL CORPORATION (WESTERN)
                                    as Lender


                                       and


                        BEKINS WORLDWIDE SOLUTIONS, INC.,
                             BEKINS VAN LINES, LLC,
                          GEOLOGISTICS SERVICES, INC.,
                                       and
                           GEOLOGISTICS AMERICAS INC.,
                           collectively, as Borrowers



                              Dated: March 23, 2000

                           LOAN AND SECURITY AGREEMENT


         This Loan and Security Agreement dated March 23, 2000 is entered into by and between CONGRESS FINANCIAL CORPORATION (WESTERN), a California corporation ("LENDER") and BEKINS WORLDWIDE SOLUTIONS, INC., a Delaware corporation, formerly known as GeoLogistics Network Solutions, Inc. ("BWS"), BEKINS VAN LINES, LLC, a Delaware limited liability company ("BVL"), GEOLOGISTICS SERVICES, INC., a Delaware corporation ("GLS"), and GEOLOGISTICS AMERICAS INC., a Delaware corporation ("GLA"), (BWS, BVL, GLS and GLA, collectively referred to herein as "BORROWERS" and individually, a "BORROWER").

                              W I T N E S S E T H:

         WHEREAS, Borrowers have requested that Lender enter into certain financing arrangements with each Borrower pursuant to which Lender may make loans and provide other financial accommodations to each Borrower; and

         WHEREAS, BWS, BVL, GLS and GLA are wholly owned Subsidiaries of GeoLogistics Corporation, a Delaware corporation ("GLC"), and Borrowers, together with GLC, are inter-related entities which, collectively constitute an integrated provider of logistics and transportation services; and

         WHEREAS, the directors of BWS, BVL, GLS and GLA view the entities as sufficiently dependent upon each other and so inter-related that any advance made by Lender hereunder to any of the constituent entities would benefit all of the constituent entities as a result of their consolidated operations and identity of interests; and

         WHEREAS, BWS, BVL, GLS and GLA have each requested that Lender treat them as co-Borrowers hereunder, jointly and severally responsible for the obligation hereunder of each other Borrower; and

         WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


SECTION 1.        DEFINITIONS.

         All terms used herein related to the attachment, perfection, priority or enforcement of the security interests granted hereby which are defined, or used with a particular definition, in the California Commercial Code as in effect on the date of this Agreement shall have the respective meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to a Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meaning given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

         1.1 "ACCOUNTS" shall mean all present and future rights of any Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

         1.2 "ADJUSTED EURODOLLAR RATE" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "RESERVE PERCENTAGE" shall mean the reserve percentage, expressed as a decimal, prescribed by the Board of Governors of the Federal Reserve System for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

         1.3 "ADJUSTED NET WORTH" shall mean as to any Person, at any time, in accordance with GAAP, on a consolidated basis for such Person and its Subsidiaries (if any), the amount equal to: (a) the difference between: (i) the aggregate net book value of all assets (tangible or intangible) of such Person and its Subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) PLUS (b) indebtedness of such Person and its Subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Lender. For purposes only of calculating the Adjusted Net Worth of GLC under Sections 10.1(n) hereof, the Senior Notes and any guaranty issued by any Subsidiary of GLC as to the Senior Notes shall not constitute subordinated indebtedness under clause (b) above. To the extent that any loans or advances made by Borrowers, GL Canada or GL UK to GLC or any of its Subsidiaries are for accounting purposes classified as reductions to Adjusted Net Worth, such deductions shall be excluded for the purpose of calculating Adjusted Net Worth of the Borrowers, GL Canada or GL UK under Section 10.1(o) hereof.

         1.4 "AGENT/CONTRACTOR RECEIVABLES" shall mean any and all Accounts of any Borrower which are to be or have been collected from the customer on behalf of such Borrower by a Representative Agent or Contractor and have not yet been remitted to any Borrower, and any and all advances made to Representative Agents or Contractors for the purpose of financing expenses incurred by such Representative Agents or Contractors in connection with the provision of services to customers of any Borrower.

         1.5 "AVAILABILITY RESERVES" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to a Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) in any materially adverse respect, the assets, business or condition (financial or other) of such Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or
(b) to reflect Lender's reasonable good faith belief that any collateral report or financial information furnished by or on behalf of such Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect any state of facts which Lender reasonably determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default. Without limiting the generality of the foregoing, an Availability Reserve shall be established by Lender from time to time in such amounts as Lender may reasonably determine to reflect (a) that Dilution as of any date with respect to the Accounts of all Borrowers for the immediately preceding twelve (12) month period or for the immediately preceding three (3) month period (whichever percentage is higher) exceeds five percent (5%), (b) any variances in the agings of accounts receivable provided to Lender pursuant to Section 7.1 hereof, (c) any unapplied cash which has not yet been applied to the Accounts, and (d) any pass through receivables or collections for shipping charges and cost of goods owed to any Borrower by the receiving party of such goods and owed by such Borrower to the shipping party of such goods.

         1.6 "BC" shall mean The Bekins Company, a Delaware corporation.

         1.7 "BLOCKED ACCOUNT" shall have the meaning set forth in Section 6.3 hereof.

         1.8 "BURDALE" shall mean Burdale Financial Limited, a limited company registered in England and Wales.

         1.9 "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday, or any other day on which commercial banks are authorized or required to close under the laws of the State of New York, the State of California or the State of North Carolina, or any day on which the Reference Bank and Lender are not open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

         1.10 "BVL" shall have the meaning set forth in the introduction hereto.

         1.11 "BWS" shall have the meaning set forth in the introduction hereto.

         1.12 "CANADIAN FACILITY" shall mean the credit facility in the maximum amount of Fifteen Million Dollars ($15,000,000) (which may be adjusted from time to time in accordance with the terms hereof and in the Canadian Loan Agreement) provided by Congress (Canada) to GL Canada pursuant to the Canadian Loan Agreement.

         1.13 "CANADIAN LETTER OF CREDIT ACCOMMODATIONS" shall mean the letters of credit or other guaranties which are from time to time either (a) issued, opened or provided by Congress (Canada) for the account of GL Canada or any other obligor under the Canadian Loan Agreement or (b) with respect to which Congress (Canada) has agreed to indemnify the issuer or guaranteed to the issuer the performance by GL Canada of its obligations to such issuer.

         1.14 "CANADIAN LOAN AGREEMENT" shall mean that certain Loan Agreement dated March 23, 2000 between Congress (Canada) and GL Canada, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.15 "CAPITAL LEASE" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

         1.16 "CAPITAL STOCK" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, partnership interests or limited liability company interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

         1.17 "CODE" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.18 "COLLATERAL" shall have the meaning set forth in Section 5 hereof.

         1.19 "CONGRESS (CANADA)" shall mean Congress Financial Corporation (Canada), a corporation organized under the laws of Ontario, Canada.

         1.20 "CONTRACTOR" shall mean any owner/operator engaged in the transportation of household goods or other general commodities as an independent contractor who has entered into a contract (other than a Representative Agency Agreement) with a Borrower for the purpose of providing moving and related services to customers of such Borrower.

         1.21 "DILUTION" shall mean, with respect to all Borrowers for any period, the ratio (expressed as a percentage) of (a) the aggregate amount of reductions in the Accounts of all Borrowers for such period other than as a result of payments in cash to (b) the aggregate amount of total sales of all Borrowers for such period.

         1.22 "DOLLAR" and "$" means dollars in the lawful currency of the United States.

         1.23 "EBITDA" shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Net Income of such Person and its Subsidiaries for such period on a consolidated basis determined in accordance with GAAP, PLUS (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) of such Person and its Subsidiaries for such period (to the extent deducted in the computation of Net Income), all in accordance with GAAP, PLUS (c) Interest Expense of such Person and its Subsidiaries for such period (to the extent deducted in the computation of Net Income), PLUS (d) the Provision for Taxes for such period (to the extent deducted in the computation of Net Income), PLUS (e) all extraordinary losses and unusual losses related to the restructuring of the business of such Person and its Subsidiaries and costs associated with the refinancing transaction contemplated by this Agreement.

         1.24 "ELIGIBLE ACCOUNTS" shall mean, with respect to any Borrower, Accounts created by such Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

                  (a) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

                  (b) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

                  (c) the account debtor with respect to such Accounts is located in the United States of America or (if payable in U.S. dollars) Canada or Puerto Rico unless if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

                  (d) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods or services related thereto and pay such invoice;

                  (e) the account debtor with respect to such Accounts has not asserted a counterclaim, cargo claim, defense or dispute and does not have, and has not engaged in transactions which may reasonably be expected to give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

                  (f) there are no facts, events or occurrences which would impair the validity or enforceability of or otherwise the legal right to collect such Accounts or would give the account debtor of such Accounts the legal right to reduce the amount payable or delay payment thereunder;

                  (g) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

                  (h) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with any Borrower directly or indirectly by virtue of ownership, control, management or otherwise;

                  (i) the account debtors with respect to such Accounts are not any foreign government;

                  (j) the account debtors with respect to such Accounts are not the United States of America, a State, political subdivision, department, agency or instrumentality thereof unless no more than Two Million Five Hundred Thousand Dollars ($2,500,000) of the aggregate amount of Loans advanced against such Accounts are outstanding or the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

                  (k) such Accounts of a single account debtor do not constitute more than ten percent (10%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

                  (l) such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice for them which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

                  (m) such Accounts are owed by an account debtor whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtor as determined by Lender from time to time and communicated in writing to the Borrowers prior to the date of determination of Eligible Accounts (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts);

                  (n) such Accounts do not consist of Agent/Contractor Receivables;

                  (o) such Accounts do not arise from the rendition of services by a Person other than such Borrower or on behalf of such Borrower; and

                  (p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender.

Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

         1.25 "ELIGIBLE BILLED ACCOUNTS" shall mean, with respect to any Borrower, Eligible Accounts which arise from the actual and BONA FIDE rendition of services by such Borrower in the ordinary course of its business which services are completed in accordance with the terms and provisions contained in any documents related thereto and for which invoices have been generated by Borrower and billed to the account debtor thereof; PROVIDED THAT, no such Eligible Account shall be deemed an Eligible Billed Account if such Account remains unpaid more than ninety (90) days after the date of the original invoice for it. Any Accounts which are not Eligible Billed Accounts shall nevertheless be part of the Collateral.

         1.26 "ELIGIBLE UNBILLED ACCOUNTS" shall mean, with respect to any Borrower, Eligible Accounts which arise from the actual and BONA FIDE rendition of services by such Borrower in the ordinary course of its business which services are completed in accordance with the terms and provisions contained in any documents related thereto and for which invoices have not yet been generated by such Borrower and billed to the account debtor thereof; PROVIDED THAT, no such Eligible Account shall be deemed an Eligible Unbilled Account if such Account remains unbilled more than thirty (30) days after the completion of the services giving rise thereto. Any Accounts which are not Eligible Unbilled Accounts shall nevertheless be part of the Collateral.

         1.27 "ENVIRONMENTAL LAWS" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to a Borrower's business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

         1.28 "EQUIPMENT" shall mean all of any Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

         1.29 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.30 "ERISA AFFILIATE" shall mean any person required to be aggregated with any Borrower or any of its affiliates under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

         1.31 "EURODOLLAR RATE" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected collectively by Borrowers and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrowers in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected collectively by Borrowers.

         1.32 "EURODOLLAR RATE LOANS" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

         1.33 "EVENT OF DEFAULT" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

         1.34 "FINANCING AGREEMENTS" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.35 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 10.1(n) and 10.1(o) hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

         1.36 "GIFL" shall mean GeoLogistics International Finance Ltd., a limited company organized under the laws of Ireland.

         1.37 "GLA" shall have the meaning set forth in the introduction hereto.

         1.38 "GLC" shall have the meaning set forth in the recitals hereto.

         1.39 "GL CANADA" shall mean GeoLogistics, Co., an unlimited liability company organized under the laws of Nova Scotia, Canada.

         1.40 "GLS" shall have the meaning set forth in the introduction hereto.

         1.41 "GL UK" shall mean GeoLogistics Limited, a limited company registered in England and Wales.

         1.42 "HAZARDOUS MATERIALS" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

         1.43 "INFORMATION CERTIFICATE" shall mean, with respect to any Borrower, the Information Certificate of such Borrower constituting a part of EXHIBIT A hereto containing material information with respect to such Borrower, its business and assets provided by or on behalf of such Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

         1.44 "INTEREST EXPENSE" shall mean, for any period, as to any Person and its Subsidiaries, all of the following as determined in accordance with GAAP, total interest expense, whether paid or accrued (including the interest component of Capital Leases for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments, but excluding
(a) amortization of discount and amortization of deferred financing fees and closing costs paid in cash in connection with the transactions contemplated hereby, (i) interest paid in property other than cash and (b) any other interest expense not payable in cash.

         1.45 "INTEREST PERIOD" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrowers may collectively elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; PROVIDED, THAT, Borrowers may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

         1.46 "INTEREST RATE" shall mean, as to Prime Rate Loans, a rate of one-quarter of one percent (0.25%) per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of two and three-quarters percent (2.75%) per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period collectively selected by Borrowers and commencing (3) Business Days after the date of receipt by Lender of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to any Borrower); PROVIDED, THAT:

                  (a) effective as of the first day of the month after Lender's receipt of the financial statements of GLC for any fiscal quarter of GLC (commencing with the third fiscal quarter of GLC's fiscal year 2000) delivered to Lender in accordance with Section 9.6 hereof, subject to paragraph (b) below, the Interest Rate shall be increased or decreased, as the case may be, to the rate equal to the applicable margin set forth below in excess of the Prime Rate as to Prime Rate Loans and the applicable margin set forth below in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, based on the EBITDA of GLC for the consecutive four fiscal quarter period ended such fiscal quarter calculated based on such financial statements for such quarter as follows:

------------------------------------------------------------------------------------------------------------------

                APPLICABLE MARGIN AS TO PRIME       APPLICABLE MARGIN AS TO
                          RATE LOANS                  EURODOLLAR RATE LOANS                 EBITDA OF GLC
------------------------------------------------------------------------------------------------------------------

                                                                                        Equal to or less than
     (i)                     0.5%                             3.0%                           $10,000,000
------------------------------------------------------------------------------------------------------------------

                                                                                    Greater than $10,000,000, but
                                                                                        equal to or less than
     (ii)                   0.25%                             2.75%                          $30,000,000
------------------------------------------------------------------------------------------------------------------

    (iii)                    -0-                              2.50%                   Greater than $30,000,000
------------------------------------------------------------------------------------------------------------------

;PROVIDED, THAT the EBITDA amounts set forth above shall be reduced by that portion of the EBITDA for the four (4) fiscal quarter period ended any such fiscal quarter that is attributable to any Subsidiary of GLC that has been sold or disposed of pursuant to a sale or disposition permitted by this Agreement, the UK Loan Agreement or the Canadian Loan Agreement; and

                  (b) notwithstanding anything to the contrary contained herein, the Interest Rate shall be two percent (2.0%) above the rate that would otherwise prevail pursuant to this Section 1.46, at Lender's option, without notice, (i) either (A) for the period from and after the date of termination or non-renewal hereof until such time as Lender has received final payment and satisfaction in full of all Obligations (notwithstanding entry of a judgment against any Borrower), or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing, and (ii) on the Revolving Loans at any time outstanding in excess of the amounts available to a Borrower under Section 2 (whether or not such excess(es) arise or are made with or without Lender's knowledge and whether made before or after an Event of Default).

         1.47 "INVENTORY" shall mean all of any Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

         1.48 "L/C SUBLIMIT" shall mean, with reference to the Letter of Credit Accommodations, the amount of Thirty Million Dollars ($30,000,000), less the then outstanding amount of Canadian Letter of Credit Accommodations and UK Letter of Credit Accommodations and all other commitments and obligations made or incurred by Congress (Canada) and Burdale in connection therewith.

         1.49 "LETTER OF CREDIT ACCOMMODATIONS" shall mean the letters of credit or other guaranties which are from time to time either (a) issued, opened or provided by Lender for the account of any Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower of its obligations to such issuer.

         1.50 "LOANS" shall mean the Revolving Loans including, without limitation, any Revolving Loans advanced for the purpose of providing cash collateral to ING (U.S.) Capital,

LLC or LaSalle Bank National Association with respect to any outstanding letters of credit issued by such entities.

         1.51 "MAXIMUM CREDIT" shall mean, with reference to the Revolving Loans and the Letter of Credit Accommodations, the amount of Fifty Million Dollars ($50,000,000); PROVIDED HOWEVER, upon five (5) Business Days prior written notice by Borrowers to Lender and so long as no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing, immediately prior to and after giving effect to any of the following adjustments to the Maximum Credit, Borrowers may collectively elect to (a) increase the Maximum Credit to Fifty Five Million Dollars ($55,000,000), provided that the maximum amount of loans and other financial accommodations available under the Canadian Facility is simultaneously reduced to Ten Million Dollars ($10,000,000) or (b) decrease the Maximum Credit to Forty Five Million Dollars ($45,000,000), provided that the maximum amount of loans and other financial accommodations available under the Canadian Facility is simultaneously increased to Twenty Million Dollars ($20,000,000) or (c) after any such increase or decrease to the Maximum Credit, readjust the Maximum Credit to Fifty Million Dollars ($50,000,000), provided that the maximum amount of loans and other financial accommodations available under the Canadian Facility is simultaneously readjusted to Fifteen Million Dollars ($15,000,000). Borrowers may collectively elect to make no more than one (1) such adjustment to the Maximum Credit in any three (3) month period.

         1.52 "NET AMOUNT OF ELIGIBLE BILLED ACCOUNTS" shall mean, with respect to any Borrower, the gross amount of Eligible Billed Accounts of such Borrower less (a) unpaid sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

         1.53 "NET AMOUNT OF ELIGIBLE UNBILLED ACCOUNTS" shall mean, with respect to any Borrower, the gross amount of Eligible Unbilled Accounts of such Borrower less (a) unpaid sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, occurring, granted, outstanding, available or claimed with respect thereto.

         1.54 "NET INCOME" shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or one-time gains or losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP, provided, that the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded. For the purpose of this definition, net income excludes any gain or loss, together with any related Provision for Taxes for such gain or loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions), or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person.

         1.55 "OBLIGATIONS" shall mean any and all Revolving Loans, the Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

         1.56 "OBLIGOR" shall mean GLC or any other guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than a Borrower.

         1.57 "PARTICIPANT" shall mean any person which at any time participates with Lender in respect of the Loans, the Letter of Credit Accommodations or other Obligations or any portion thereof.

         1.58 "PAYMENT ACCOUNT" shall have the meaning set forth in Section 6.3 hereof.

         1.59 "PERMITTED ACQUISITION" shall mean any transaction, or any series of related transactions by which any Borrower directly or indirectly acquires a Subsidiary or any going business or all or substantially all the assets of another Person and which meets each of the following criteria: (a) the aggregate consideration to be paid by such Borrower in connection with such transaction or transactions, together with all other consideration paid by all Borrowers in connection with any other Permitted Acquisition and by GL Canada and GL UK in connection with any transaction, or any series of related transactions by which GL Canada or GL UK, as the case may be, directly or indirectly has acquired a Subsidiary or any going business or all or substantially all the assets of another Person during the term of this Agreement, does not exceed Five Million Dollars ($5,000,000); (b) no Event of Default exists or has occurred and is continuing immediately prior to and after giving effect to such transaction or transactions; and (c) Total Excess Availability is not less than Ten Million Dollars ($10,000,000) after giving effect to such transaction or transactions. Notwithstanding anything to the contrary set forth herein, Lender shall have no obligation to include any Account acquired pursuant to a Permitted Acquisition as an Eligible Account.

         1.60 "PERSON" or "PERSON" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

         1.61 "PRIME RATE" shall mean the rate from time to time publicly announced by First Union National Bank, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

         1.62 "PRIME RATE LOANS" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

         1.63 "PROVISION FOR TAXES" shall mean, with respect to any Person, for any period, an amount equal to all taxes imposed on or measured by net income, whether Federal, State or local, and whether foreign or domestic, that are paid or payable by such Person and its Subsidiaries in respect of such period on a consolidated basis in accordance with GAAP.

         1.64 "RECORDS" shall mean all of any Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).

         1.65 "REFERENCE BANK" shall mean First Union National Bank, or any successor.

         1.66 "RENEWAL DATE" shall have the meaning set forth in Section 12.1(a) hereof.

         1.67 "REPRESENTATIVE AGENCY AGREEMENT" shall mean any of the agreements, substantially in the form provided to Lender by Borrowers, pursuant to which a Person agrees to act as an agent of a Borrower for the purpose of providing interstate or intrastate moving and related services within the United States to customers of such Borrower.

         1.68 "REPRESENTATIVE AGENT" shall mean any freight forwarder, moving and storage company, warehouseman or other Person who has entered into a Representative Agency Agreement with a Borrower.

         1.69 "REVOLVING LOANS" shall mean the loans now or hereafter made by Lender to or for the benefit of any Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

         1.70 "SENIOR NOTES" shall mean GLC's 9 3/4% Senior Notes due 2007.

         1.71 "SPONSOR LETTERS OF CREDIT" shall mean collectively that certain irrevocable standby letter of credit issued on the date hereof by The Bank of New York in favor of Lender for the account of OCM Principal Opportunities Fund, LP, a Delaware limited partnership, in the original amount of Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000), that certain irrevocable standby letter of credit issued on the date hereof by Bankers Trust Company in favor of Lender for the account of Alham, Inc., a Delaware corporation, in the original amount of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) and any other letters of credit issued from time to time in favor of Lender for the account of the Sponsors by an issuer acceptable to Lender, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.72 "SPONSORS" shall mean Alham, Inc., a Delaware corporation, and OCM Principal Opportunities Fund, LP, a Delaware limited partnership.

         1.73 "SUBSIDIARY" shall mean, with respect to any Person, any corporation, limited or general partnership, limited liability company, trust, association or other business entity of which more than fifty percent (50%) of the voting stock or other voting equity interests (in the case of a business entity other than a corporation) is owned or controlled directly or indirectly by such Person, or one or more Subsidiaries of such Person, or a combination thereof.

         1.74 "TOTAL DAILY EXCESS AVAILABILITY" shall mean, as of any date, the US Daily Excess Availability as of such date, PLUS "Canadian Daily Excess Availability" as of such date of GL Canada as defined and determined under the Canadian Loan Agreement, PLUS "UK Daily Excess Availability" as of such date of GL UK as defined and determined under the UK Loan Agreement.

         1.75 "TOTAL EXCESS AVAILABILITY" shall mean, as of any date, the US Excess Availability as of such date, PLUS "Canadian Excess Availability" as of such date of GL Canada as defined and determined under the Canadian Loan Agreement, PLUS "UK Excess Availability" as of such date of GL UK as defined and determined under the UK Loan Agreement.

         1.76 "UK FACILITY" shall mean the credit facility in the maximum amount of Twenty Five Million Dollars ($25,000,000) provided by Burdale Financial Limited to GL UK pursuant to the UK Loan Agreement.

         1.77 "UK LETTER OF CREDIT ACCOMMODATIONS" shall mean the letters of credit or other guaranties which are from time to time either (a) issued, opened or provided by Burdale for the account of GL UK or any other obligor under the UK Loan Agreement or (b) with respect to which Burdale has agreed to indemnify the issuer or guaranteed to the issuer the performance by GL UK of its obligations to such issuer.

         1.78 "UK LOAN AGREEMENT" shall mean that certain Facility Agreement dated as of March 23, 2000, between Burdale Financial Limited and GL UK, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.79 "US DAILY EXCESS AVAILABILITY" shall mean the amount, as determined by Lender, calculated at any time, equal to:

                  (a) the lesser of (i) the aggregate amount of the Revolving Loans available to Borrowers as of such time (based on the applicable advance rates set forth in Section 2.1(a) hereof and the limits set forth in Section 2.1(b) hereof), subject to the sublimits and Availability Reserves from time to time established by Lender hereunder and (ii) the Maximum Credit, MINUS

                  (b) the amount of all then outstanding and unpaid Obligations.

Notwithstanding the foregoing, in calculating US Daily Excess Availability, the limit set forth in Section 2.1(b)(i)(C) hereof on Revolving Loans available to Borrowers shall not be included in such calculation.

         1.80 "US EXCESS AVAILABILITY" shall mean the amount, as determined by Lender, calculated at any time, equal to:

                  (a) the lesser of (i) the aggregate amount of the Revolving Loans available to Borrowers as of such time (based on the applicable advance rates set forth in Section 2.1(a) hereof and the limits set forth in Section 2.1(b) hereof), subject to the sublimits and Availability Reserves from time to time established by Lender hereunder and (ii) the Maximum Credit, MINUS

                  (b) the sum of (i) the amount of all then outstanding and unpaid Obligations, (ii) the aggregate amount of all trade and operating lease payables of all Borrowers which are more than sixty (60) days past due as of the last day of the immediately preceding calendar month (except that for purposes of Section 4.2(h), trade and operating lease payables which are more than sixty
(60) days past due shall be determined as of the date of determination) and
(iii) the aggregate amount of all capital lease and note payables of all Borrowers which are more than fifteen (15) days past due as of the date of determination.


SECTION 2.        CREDIT FACILITIES.

         2.1      REVOLVING LOANS.

                  (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrowers from time to time in amounts requested by Borrowers up to the amount equal to the sum of:

                           (i) eighty-five percent (85%) of the aggregate Net
Amount of Eligible Billed Accounts of all Borrowers, PLUS

                           (ii) sixty-five percent (65%) of the aggregate Net
Amount of Eligible Unbilled Accounts of all Borrowers, PLUS

                           (iii) one-hundred percent (100%) of the then
aggregate amount available to be drawn by Lender under the Sponsor Letters of Credit; MINUS

                           (iv) the then aggregate undrawn amounts of
outstanding Letter of Credit Accommodations as provided for in Section 2.2(c) hereof; MINUS

                           (v) any Availability Reserves.

                  (b)      Except in Lender's discretion:

                           (i) the aggregate amount of the Loans, the Letter of
Credit Accommodations and other Obligations outstanding at any time shall not exceed the least of (A) the Maximum Credit, or (B) the aggregate amount available under the lending formulas set forth in Section 2.1(a) hereof or (C) if (1) as of the last day of any calendar week, the average daily Total Daily Excess Availability for the week then ended is Five Million Dollars ($5,000,000) or less or (2) as of the last day of any calendar week, average daily Total Daily Excess Availability for the week then ended is more than Five Million Dollars ($5,000,000) but is Ten Million Dollars ($10,000,000) or less and as of the last day of the immediately following calendar week, average daily Total Daily Excess Availability for the week then ended remains Ten Million Dollars
($10,000,000) or less, the aggregate amount collected in the Payment Account as payments from account debtors on the Accounts or the accounts receivable of any Subsidiary of GLC during the trailing five (5) week period ended on the last day of such calendar week, PLUS the aggregate amount available to be drawn by Lender under the Sponsor Letters of Credit as of such date; PROVIDED that, such five (5) week period may be increased by Lender in its reasonable discretion based on financial information provided by Borrowers to Lender from time to time, or

                           (ii) the aggregate amount of the Loans outstanding
advanced against the Eligible Unbilled Accounts of all Borrowers shall not at any time exceed Twenty Million Dollars ($20,000,000), or

                           (iii) subject to clause (i) of this Section 2.1(b),
the aggregate amount of the Loans, the Letter of Credit Accommodations and other Obligations outstanding at any time for the account of any one Borrower shall not exceed five percent (5%) in excess of the amount that would be available to such Borrower if the lending formulas set forth in Section 2.1(a) hereof were applied separately to each Borrower.

In the event that the outstanding amount of any component of the Loans and Letter of Credit Accommodations, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations and other Obligations, exceeds the amounts available under the lending formulas set forth in Sections 2.1(a) and 2.1(b) hereof in the aggregate or for an individual Borrower as set forth in this Section 2.1(b), the sublimit for Eligible Unbilled Accounts set forth in this Section 2.1(b), the L/C Sublimit or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded (other than such excess(es) which have been permitted by Lender in writing in its discretion).

                  (c) Upon completion of an initial audit of each Borrower conducted by Lender to Lender's reasonable satisfaction after the initial Loans are made hereunder, if Total Excess Availability exceeds Fifteen Million Dollars ($15,000,000) as calculated based on the results of such initial audit, Lender shall promptly take all actions reasonably necessary to reduce the aggregate face amount of the Sponsor Letters of Credit by the amount of such excess or to have replacement Sponsor Letters of Credit issued with identical terms in an aggregate amount equal to the existing aggregate face amount less the amount of such excess.

                  (d) If, (i) as of July 31, 2000 or as of the last day of any calendar month thereafter, the average daily Total Excess Availability for the calendar month then ended exceeds Ten Million Dollars ($10,000,000), (ii) Total Excess Availability on each immediately preceding five (5) Business Days exceeds Ten Million Dollars ($10,000,000) and (iii) Borrowers' aggregate Net Income for the year to date period is at least eighty percent (80%) of the projected aggregate Net Income of Borrowers as set forth in the projections of Borrowers attached hereto as EXHIBIT B, Lender shall promptly take all actions reasonably necessary to reduce the aggregate face amount of the Sponsor Letters of Credit by an amount equal to the amount that the average daily Excess Availability exceeds Ten Million Dollars ($10,000,000) during such calendar month; PROVIDED that, (x) no such reduction shall reduce the aggregate face amount of the Sponsor Letters of Credit by more than fifty percent (50%) of the aggregate face amount immediately prior to such reduction unless the aggregate face amount is less than One Million Dollars ($1,000,000) and (y) immediately prior to and after giving effect to any such reduction, no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing. For purposes of this Section 2.1(d) only, Net Income of Borrowers shall be determined prior to giving effect to any Provision for Taxes.
Borrowers may from time to time arrange for additional Sponsor Letters of Credit to be issued to Lender.

         2.2      LETTER OF CREDIT ACCOMMODATIONS.

                  (a) Subject to, and upon the terms and conditions contained herein, at the request of any Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of such Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties for any drawings or payments under the Letter of Credit Accommodations shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2.

                  (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Lender a letter of credit fee at a rate equal to one and one-quarter percent (1.25%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month; PROVIDED, HOWEVER, that such letter of credit fee shall be increased, at Lender's option without notice, to three and one-quarter percent (3.25%) per annum for the period on or after the date of termination or non-renewal of this Agreement, or for the period from and after the date of the occurrence of an Event of Default, and for so long as such Event of Default is continuing. Such letter of credit fee shall be calculated on the basis of a three hundred sixty
(360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

                  (c) No Letter of Credit Accommodations shall be available to a Borrower unless, on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to such Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than an amount equal to one hundred percent (100%) of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, the amount of Revolving Loans which might otherwise be available to Borrower shall be reduced by the applicable amount set forth in this Section 2.2(c).

                  (d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed the L/C Sublimit. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, each Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to such Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

                  (e) Each Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower's agent. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by such Borrower, by any issuer or correspondent or otherwise, unless caused by the gross negligence or willful misconduct of Lender, with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

                  (f) Nothing contained herein shall be deemed or construed to grant any Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Each Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of such Borrower. Lender shall have the sole and exclusive right and authority to, and no Borrower shall: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in a Borrower's name.

SECTION 3.        INTEREST AND FEES.

         3.1      INTEREST.

                  (a) Each Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

                  (b) Borrowers may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrowers shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrowers, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, PROVIDED, THAT, (i) no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) each Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrowers from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than Three Million Five Hundred Thousand Dollars ($3,500,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrowers shall not exceed the amount equal to ninety (90%) percent of the lowest principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Lender (but with no obligation of Lender to make such Loans) and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrowers. Any request by any Borrower, if complied with by Lender, to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

                  (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received a request which complies with the terms and provisions of this Agreement to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrowers, convert to Prime Rate Loans in the event that (i) an Event of Default or event which, with the notice or passage of time, or both, would constitute an Event of Default, shall exist and remain unwaived by Lender for a period of ten (10) Business Days, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate
Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding, or (B) the Revolving Loans then available to Borrowers under
Section 2 hereof. Each Borrower shall pay to Lender, upon demand by Lender
(or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

                  (d) Interest shall be payable by each Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by any Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

         3.2 CLOSING AND SYNDICATION FEE. Borrowers shall pay to Lender as a closing and syndication fee for the transactions contemplated hereunder the amount of Three Hundred Seventy Five Thousand Dollars ($375,000), which fee shall be fully earned as of and payable on the date hereof.

         3.3 LOAN SERVICING FEE. Borrowers shall pay to Lender a monthly loan servicing fee in an aggregate amount equal to Three Thousand Dollars ($3,000), plus out-of-pocket costs and expenses, in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

         3.4 UNUSED LINE FEE. Borrowers shall pay to Lender monthly an unused line fee equal to a rate equal to three-eighths of one percent (.375%) per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations for all Borrowers and the during the immediately preceding month while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears. Such unused line fee shall be allocated among Borrowers as determined by Lender and payable by Borrowers in accordance with such allocation.

         3.5      COMPENSATION ADJUSTMENT.

                  (a) If after the date of this Agreement the introduction of, or any change in, any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or compliance by Lender or any Participant therewith:

                           (i) subjects Lender to any tax, duty, charge or
withholding on or from payments due from any Borrower (excluding franchise taxes imposed upon, and taxation of the overall net income of, Lender or any Participant), or changes the basis of taxation of payments, in either case in respect of amounts due it hereunder, or

                           (ii) imposes or increases or deems applicable any
reserve requirement or other reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender or any Participant (other than any reserves included in the determination of the Eurodollar Rate), or

                           (iii) imposes any other condition the result of which
is to increase the cost to Lender or any Participant of making, funding or maintaining the Loans or Letter of Credit Accommodations or reduces any amount receivable by Lender or any Participant in connection with the Loans or Letter of Credit Accommodations, or requires Lender or any Participant to make payment calculated by references to the amount of loans held or interest received by it, by an amount deemed material by Lender or any Participant, or

                           (iv) imposes or increases any capital requirement or
affects the amount of capital required or expected to be maintained by Lender or any Participant or any corporation controlling Lender or any Participant, and Lender or any Participant determines that such imposition or increase in capital requirements or increase in the amount of capital expected to be maintained is based upon the existence of this Agreement or the Loans or Letter of Credit Accommodations hereunder, all of which may be determined by Lender's reasonable allocation of the aggregate of its impositions or increases in capital required or expected to be maintained, and the result of any of the foregoing is to increase the cost to Lender or any Participant of making, renewing or maintaining the Loans or Letter of Credit Accommodations, or to reduce the rate of return to Lender or any Participant on the Loans or Letter of Credit Accommodations, then upon demand by Lender, Borrowers shall pay to Lender, and continue to make periodic payments to Lender or any Participant, such additional amounts as may be necessary to compensate Lender or any Participant for any such additional cost incurred or reduced rate of return realized.

                  (b) A certificate of Lender claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid and the compensation and the method by which such amounts were determined. Each demand for compensation under this Section 3.5 shall be given within ninety (90) days of Lender's first learning of the basis for such compensation and its ability to calculate the amount of such compensation. In determining any additional amounts due from any Borrower under this Section 3.5, Lender shall act reasonably and in good faith and will, to the extent that the increased costs, reductions, or amounts received or receivable relate to the Lender's or a Participant's loans or commitments generally and are not specifically attributable to the Loans and commitments hereunder, use averaging and attribution methods which are reasonable and equitable and which cover all loans and commitments under this Agreement by the Lender or such Participant, as the case may be, whether or not the loan documentation for such other loans and commitments permits the Lender or such Participant to receive compensation costs of the type described in this Section 3.5.

         3.6      CHANGES IN LAWS AND INCREASED COSTS OF LOANS.

                  (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrowers, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans by an amount deemed by Lender to be material, or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Such conversion shall occur at the end of the applicable Interest Period for each such Eurodollar Rate Loan or, if it is unlawful for Lender to maintain any such Loan until such date, on the latest date on which it remains lawful for Lender to maintain such Loan. Borrowers shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of any Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of any such conversion, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof as a result of any payment of principal of any Eurodollar Rate Loan made other than on the last day of the Interest Period for that Loan. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrowers and shall be conclusive, absent manifest error.

                  (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrowers shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of any Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss, cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

         3.7 DUPLICATION. All amounts determined under any provision of Section
3.5 or 3.6 shall be without duplication with any amounts determined under any other provision of those sections.


SECTION 4.        CONDITIONS PRECEDENT.

         4.1 CONDITIONS PRECEDENT TO INITIAL LOANS AND THE LETTER OF CREDIT ACCOMMODATIONS. Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

                  (a) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination of any interest in and to any assets and properties of any Borrower, duly authorized, executed and delivered by it or each of them, including, but not limited to, UCC termination statements for all UCC financing statements and Lender shall have satisfied itself that it has valid, perfected and first priority security interests in and liens upon the Collateral and any other property which is intended as security for the Obligations or the liability of any Obligor in respect thereto, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

                  (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

                  (c) no material adverse change shall have occurred in the assets, business or prospects of any Borrower since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of any Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

                  (d) Lender shall have completed a field review of the Records and of such other financial information, projections, budgets, business plans, cash flows as Lender shall reasonably request from time to time, including, but not limited to, current agings of receivables, rollforwards of Accounts through the date of closing and availability projections for Borrowers' fiscal year 2000, prepared on a monthly basis, together with supporting documentation, the results of which shall be satisfactory to Lender;

                  (e) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, acknowledgments by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

                  (f) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

                  (g) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to each Borrower and GLC with respect to the Financing Agreements and such other matters as Lender may request;

                  (h) the Total Excess Availability as determined by Lender as of the date hereof LESS the aggregate amount of all book overdrafts of any Borrower, GL Canada and GL UK shall be not less than an amount that is satisfactory to Lender after giving effect to the initial Loans made or to be made hereunder and the payment of all fees and expenses payable upon the consummation of the initial transactions contemplated by this Agreement;

                  (i) Lender shall have received, in form and substance satisfactory to Lender and its counsel, the assignment of all of all Borrowers' rights in registered patents, trademarks, service marks and copyrights, as Collateral hereunder, on Lender's standard forms of Collateral Assignments;

                  (j) Lender shall have received, in form and substance satisfactory to Lender, a continuing guarantee by GLC and BC of the payment of all Obligations and any security agreements, pledge agreements, hypothecs, mortgages and any other documents or instruments evidencing the security interests of Lender on the assets of GLC as Lender may require, including, without limitation, a pledge of all the issued and outstanding capital stock of LIW Holdings Corp., a Delaware corporation, and the collateral assignment of all of BC's rights in registered patents, trademarks, service marks and copyrights, on Lender's standard forms of Collateral Assignments;

                  (k) Lender shall have received evidence, in form and substance satisfactory to Lender, that the initial loans under the Canadian Facility and the UK Facility will be advanced concurrently with or immediately upon the making of the initial Loans hereunder;

                  (l) Lender shall have received the Sponsor Letters of Credit and a participation and subordination agreement duly executed by each of the Sponsors with respect to Borrowers' reimbursement obligations in connection with the Sponsor Letters of Credit, each in form and substance satisfactory to Lender;

                  (m) Lender shall have received, in form and substance satisfactory to Lender, executed copies of Blocked Account agreements, pursuant to Section 6.3(a) hereof, among Lender, each Borrower and Harris Bank; and

                  (n) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

         4.2 CONDITIONS PRECEDENT TO ALL LOANS AND LETTER OF CREDIT ACCOMMODATIONS. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to any Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

                  (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

                  (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.


SECTION 5. GRANT OF SECURITY INTEREST.

         To secure payment and performance of all Obligations, each Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "COLLATERAL"):

         5.1 all Accounts and other indebtedness owed to such Borrower;

         5.2 all present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, securities, investment property, letters of credit, proceeds of letters of credit, bankers' acceptances and guaranties;

         5.3 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of such Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

         5.4      all Inventory;

         5.5      all Equipment;

         5.6      all Records; and

         5.7 all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.


SECTION 6.        COLLECTION AND ADMINISTRATION.

         6.1 BORROWERS' LOAN ACCOUNT. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, all Letter of Credit Accommodations and all other Obligations and the Collateral, (b) all payments made by or on behalf of a Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

         6.2 STATEMENTS. Lender shall render to Borrowers each month a statement setting forth the balance in each Borrower's loan account(s) maintained by Lender for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by each Borrower and conclusively binding upon each Borrower as an account stated except to the extent that Lender receives a written notice from Borrowers of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrowers a written statement as provided above, the balance in any Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by such Borrower.

         6.3 COLLECTION OF ACCOUNTS.

                  (a) Each Borrower shall establish and maintain, at its expense, a blocked account or lockboxes and related blocked accounts (in either case, each a "BLOCKED ACCOUNT" and collectively the "BLOCKED ACCOUNTS"), as Lender may specify, with such bank or banks as are acceptable to Lender into which such Borrower shall promptly, and any other Subsidiary of GLC may, deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Each bank at which a Blocked Account is established shall enter into an agreement, in form and substance satisfactory to Lender, providing (unless otherwise agreed to by Lender) that all items received or deposited in such Blocked Account (other than the proceeds of accounts receivable or other property of any Subsidiary of GLC that is not a Borrower or Obligor) are the Collateral of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into such Blocked Account to such bank account of Lender as Lender may from time to time designate for such purpose (the "PAYMENT ACCOUNT"). Each Borrower agrees that all amounts deposited in the Blocked Accounts or other funds received and collected by Lender, whether as proceeds of Inventory, the collection of Accounts or other Collateral or otherwise (other than the proceeds of accounts receivable or other property of any Subsidiary of GLC that is not a Borrower or Obligor) shall be the Collateral of Lender.

                  (b) For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lender in the Payment Account. For purposes of calculating the amount of the Revolving Loans available to a Borrower such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender in the Payment Account, if such payments are received within sufficient time (in accordance with Lender's usual and customary practices as in effect from time to time) to credit such Borrower's loan account on such day, and if not, then on the next Business Day. If no monetary obligations by any Borrower are outstanding on any day, but monetary obligations under the UK Facility or the Canadian Facility are outstanding, or any Letter of Credit Accommodations, Canadian Letter of Credit Accommodations or UK Letter of Credit Accommodations are outstanding on such day, Borrowers shall pay interest at the applicable rate set forth in Section 3.1 on the amount of any payments or other funds that are received by Lender (irrespective of the characterization of whether receipts are owned by Lender or any Borrower) for such day. If no monetary obligations under this Agreement, the UK Facility or the Canadian Facility are outstanding and no Letter of Credit Accommodations, Canadian Letter of Credit Accommodations or UK Letter of Credit Accommodations are outstanding on any day, no interest shall be charged to Borrowers on the amount of any payments or other funds that are received by Lender for such day.

                  (c) Each Borrower and all of its affiliates, Subsidiaries, shareholders, directors, employees or agents shall, holding the same in trust for Lender, receive, as the property of Lender, any monies, cash, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or from sales of Inventory or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall any such monies, checks, notes, drafts or other payments be commingled with any Borrower's own funds. Each Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person, unless such payment or indemnification obligation of Lender was a result of Lender's gross negligence or willful misconduct. The obligation of each Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

         6.4 PAYMENTS. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place in the United States as Lender may designate from time to time. Lender may apply payments received or collected from any Borrower or for the account of any Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower. Each Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Each Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         6.5 AUTHORIZATION TO MAKE LOANS. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of a Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 10:30 a.m. (Los Angeles time) on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of any Borrower or in accordance with the terms and conditions of this Agreement.

         6.6 USE OF PROCEEDS. Each Borrower shall use the initial proceeds of the Loans provided by Lender to any Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to any Borrower pursuant to the provisions hereof shall be used by each Borrower only for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7.        COLLATERAL REPORTING AND COVENANTS.

         7.1 COLLATERAL REPORTING. Borrowers shall provide Lender with the following documents in a form satisfactory to Lender:

                  (a) on a weekly basis, on or before the Wednesday of such week for the immediately preceding calendar week or more frequently as Lender may request, reports reflecting paid and unpaid excise and duty taxes for goods shipped by each Borrower, a schedule of Accounts of each Borrower, sales made, credits issued and cash received by each Borrower;

                  (b) on a monthly basis, on or before the third (3rd) Business Day after the fifteenth (15th) day of such month for the first fifteen (15) day period of such month or more frequently as Lender may request, interim rollforwards of and detailed information on unbilled Accounts of each Borrower;

                  (c) on a monthly basis, on or before the tenth (10th) Business Day of such month for the immediately preceding month or more frequently as Lender may request, separate agings of billed and unbilled accounts receivable, detailed information on unbilled Accounts, agings of accounts payable, lease payables and other payables of each Borrower;

                  (d) upon Lender's reasonable request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements of each Borrower, (ii) copies of shipping and delivery documents of each Borrower, and (iii) copies of purchase orders, invoices and delivery documents for Equipment acquired by each Borrower; and

                  (e) such other reports as to the Collateral or other property which is security for the Obligations as Lender shall reasonably request from time to time.

If any of any Borrower's records or reports of the Collateral or other property which is security for the Obligations are prepared or maintained by an accounting service, contractor, shipper or other agent, each Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

         7.2      ACCOUNTS COVENANTS.

                  (a) Borrowers shall notify Lender promptly of: (i) any material delay in any Borrower's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any account debtor and (iii) any event or circumstance which, to any Borrower's knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except in the ordinary course of a Borrower's business in accordance with its most recent past practices and policies. So long as no Event of Default exists or has occurred and is continuing, a Borrower may settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor in the ordinary course of such Borrower's business in accordance with its most recent past practices and policies. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances and no Borrower shall, upon Lender's request, issue any credits, discounts or allowances with respect to any Account without Lender's prior written consent.

                  (b) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of a Borrower's business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable State or Federal Laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms and (vi) if such Account is a Eligible Unbilled Account, a Borrower has completed shipment of goods and/or the rendition of services which gave rise thereto in accordance with the terms and provisions contained in any documents related thereto.

                  (c) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

                  (d) Each Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to such Borrower, all chattel paper and instruments which such Borrower now owns or may at any time acquire immediately upon such Borrower's receipt thereof, except as Lender may otherwise agree.

                  (e) Lender may, at any time or times that an Event of Default exists, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all account debtors to make payments of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof or for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts due from such account debtor and such other obligations have been assigned to

Lender and are payable directly and only to Lender and each Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

         7.3      EQUIPMENT COVENANTS.  With respect to the Equipment:

                  (a) upon Lender's request, each Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely;

                  (b) each Borrower shall diligently and promptly do all acts reasonably necessary to deliver to Lender the original certificates of title of all motor vehicles of such Borrower and to note Lender as the first priority lienholder thereon, which acts shall include curing any deficiency to any documents or instruments necessary to evidence Lender's security interest within ten (10) days after written notice of such deficiency by Lender;

                  (c) each Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted);

                  (d) each Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws;

                  (e) the Equipment is and shall be used in a Borrower's business and not for personal, family, household or farming use;

                  (f) no Borrower shall remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of a Borrower or to move Equipment directly from one such location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of a Borrower in the ordinary course of business;

                  (g) the Equipment is now and shall remain personal property and no Borrower shall permit any of the Equipment to be or become a part of or affixed to real property; and

                  (h) each Borrower assumes all responsibility and liability arising from the use of the Equipment.

         7.4 POWER OF ATTORNEY. Each Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as such Borrower's true and lawful attorney-in-fact, and authorizes Lender, in a Borrower's or Lender's name, to:

                  (a) at any time an Event of Default exists or has occurred and is continuing: (i) demand payment on Accounts or on proceeds of other Collateral; (ii) enforce payment of Accounts or other Obligations included in the Collateral by legal proceedings or otherwise; (iii) exercise all of such Borrower's rights and remedies to collect any Account or proceeds of other

Collateral; (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable; (v) settle, adjust, compromise, extend or renew an Account; (vi) discharge and release any Account or other Obligations included in the Collateral; (vii) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor; (viii) notify the post office authorities to change the address for delivery of such Borrower's mail to an address designated by Lender, open all mail addressed to Borrower, take any payments on Accounts or other proceeds of Collateral contained in such mail and promptly forward any other mail to Borrowers; and (ix) do all acts and things which are necessary, in Lender's determination, to fulfill such Borrower's obligations under this Agreement and the other Financing Agreements; and

                  (b) at any time, subject to the terms of the agreement(s) relating to the Blocked Account(s) to: (i) take control in any manner of any item of payment or proceeds thereof; (ii) have access to any lockbox or postal box into which such Borrower's mail is deposited; (iii) endorse such Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations; (iv) endorse such Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral; (v) sign such Borrower's name on any verification of Accounts and notices thereof to account debtors; and (vi) execute in such Borrower's name and file any UCC financing statements or amendments thereto.

Each Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

         7.5 RIGHT TO CURE. Lender may, at its option, (a) cure any monetary default by any Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against any Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge any Borrower's account therefor, such amounts to be repayable by such Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower. Any payment made or other action taken by Lender under this Section 7.5 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

         7.6 ACCESS TO PREMISES. From time to time as requested by Lender, (a) Lender or its designee shall have complete access to all of each Borrower's premises during normal business hours and after notice to Borrowers, or at any time and without notice to Borrowers if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of any Borrower's books and records, including, without limitation, the Records, and (b) each Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of any Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8.        REPRESENTATIONS AND WARRANTIES.

         Each Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and the providing of Letter of Credit Accommodations by Lender to any Borrower:

         8.1 CORPORATE/COMPANY EXISTENCE, POWER AND AUTHORITY; SUBSIDIARIES. Each of BWS, GLS and GLA is a corporation and BVL is a limited liability company duly organized and in good standing under the laws of its state of incorporation or organization, as the case may be, and is duly qualified as a foreign corporation or limited liability company, as the case may be, and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on a Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. To the best of Borrowers' knowledge, attached as SCHEDULE 8.1 hereto, is a true and correct organizational chart of GLC and any Subsidiaries with assets in excess of Ten Thousand Dollars ($10,000). The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within each Borrower's corporate or company powers, have been duly authorized and are not in contravention of law or the terms of such Borrower's certificate of incorporation, by-laws, articles of formation, operating agreement or other organizational documentation, as the case may be, or any indenture, agreement or undertaking to which such Borrower is a party or by which such Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of each Borrower enforceable in accordance with their respective terms. No Borrower has any Subsidiaries with assets in excess of Ten Thousand Dollars ($10,000) except as set forth on SCHEDULE 8.1 attached hereto.

         8.2 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE. All financial statements relating to any Borrower or GLC which have been or may hereafter be delivered by any Borrower or GLC to Lender have been or will have been prepared in accordance with GAAP and fairly present the financial condition and the results of operations of each Borrower and GLC as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers or on behalf of any Borrower, or by GLC or on behalf of GLC, to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of any Borrower or GLC, since the date of the most recent audited financial statements furnished by Borrowers or on behalf of any Borrower, or by GLC or on behalf of GLC, to Lender prior to the date of this Agreement.

         8.3 CHIEF EXECUTIVE OFFICE; COLLATERAL LOCATIONS. The chief executive office of each Borrower and each Borrower's Records concerning Accounts are located only at the address set forth below such Borrower's name on the signature pages hereto and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate of such Borrower, subject to the right of a Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate of each Borrower correctly identifies any of such locations which are not owned by such Borrower and sets forth the owners and/or operators thereof and, to the best of any Borrower's knowledge, the holders of any mortgages on such locations.

         8.4 PRIORITY OF LIENS; TITLE TO PROPERTIES. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on SCHEDULE 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on SCHEDULE 8.4 hereto or permitted under Section 9.8 hereof.

         8.5 TAX RETURNS. Each Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

         8.6 LITIGATION. Except as set forth on the Information Certificate of such Borrower, there is no present investigation by any governmental agency pending, or to the best of any Borrower's knowledge threatened, against or affecting any Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower's knowledge threatened, against any Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which has a material possibility (as reasonably determined by Lender) of being adversely determined against any Borrower, and if adversely determined would result in any material adverse change in the assets, business or condition (financial or otherwise) of such Borrower or would impair the ability of such Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

         8.7 COMPLIANCE WITH OTHER AGREEMENTS AND APPLICABLE LAWS. No Borrower is in default under, or in violation of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Borrower is in compliance with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority where such default or noncompliance would result in a material adverse effect on the assets, business or condition (financial or otherwise) of such Borrower or would materially impair the ability of such Borrower to perform its obligations under the Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon the Collateral.

         8.8 BANK ACCOUNTS. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower maintained at any bank or other financial institution are set forth on SCHEDULE 8.8 hereto, subject to the right of a Borrower to establish new accounts in accordance with Section 9.13 below.

         8.9 ENVIRONMENTAL COMPLIANCE.

                  (a) Except as set forth on SCHEDULE 8.9 hereto, no Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each Borrower complies in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

                  (b) Except as set forth on SCHEDULE 8.9 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of any Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Borrower or its business, operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials.

                  (c) No Borrower has material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

                  (d) Each Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of such Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

         8.10 EMPLOYEE BENEFITS.

                  (a) No Borrower has engaged in any transaction in connection with which such Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in Section 8.10(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(d) hereof.

                  (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by any Borrower to be incurred with respect to any employee pension benefit plan of such Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of any Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

                  (c) Full payment has been made of all amounts which any Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee pension benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 8.10(a) hereof and any deficiency with respect to vested accrued benefits described in
Section 8.10(c) hereof.

                  (d) The current value of all vested accrued benefits under all employee pension benefit plans maintained by any Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.10(a) hereof and any accumulated funding deficiency described in Section 8.10(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

                  (e) No Borrower nor any of their ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

         8.11 YEAR 2000 COMPLIANCE. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the computer systems of the Borrowers and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the systems of the Borrowers interface) and the testing of all such systems and equipment, as so reprogrammed, has been completed in all material respects. The computer and management information systems of the Borrowers are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit the Borrowers to conduct their business without a material adverse effect on their assets, business or condition (financial or other).

         8.12 ACCURACY AND COMPLETENESS OF INFORMATION. All information furnished by or on behalf of any Borrower or GLC in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate of any Borrower is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or condition (financial or otherwise) of any Borrower, which has not been fully and accurately disclosed to Lender in writing.

         8.13 SURVIVAL OF WARRANTIES; CUMULATIVE. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower shall now or hereafter give, or cause to be given, to Lender pursuant to any Financing Document.


SECTION 9.        AFFIRMATIVE AND NEGATIVE COVENANTS.

         9.1 MAINTENANCE OF EXISTENCE. Each Borrower shall at all times preserve, renew and keep in full, force and effect its corporate or company existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, trade names, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted; PROVIDED, HOWEVER, that any Borrower may
(a) reincorporate or re-form itself under the laws of any other state of the United States, (b) change its form of organization from a corporation to a limited liability company or from a limited liability company to a corporation and (c) abandon any permit, license, trademark, trade name, approval or authorization it no longer deems material to its business. Borrowers shall give Lender thirty (30) days' prior notice of any proposed change of name or structure of any Borrower, which notice shall set forth the proposed new name or structure and Borrowers shall deliver to Lender a copy of the amendment to the applicable constituent document of such Borrower providing for such change certified by the Secretary of State of the jurisdiction of incorporation or organization as soon as it is available.

         9.2 NEW COLLATERAL LOCATIONS. A Borrower may open any new location within the continental United States provided Borrowers: (a) give Lender thirty
(30) days prior written notice of the intended opening of any such new location (other than the relocation of GAI's or GSI's new chief executive office to the alternate address set forth below their respective signature below); and (b) execute and deliver, or cause to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements and, if such Borrower leases such new location, provides a favorable landlord waiver or subordination.

         9.3 COMPLIANCE WITH LAWS, REGULATIONS, ETC.

                  (a) Each Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local governmental authority, including, without limitation, the Employee Retirement Security Act of 1974, as amended, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws where such noncompliance would result in a material adverse effect on the assets, business or condition (financial or otherwise) of such Borrower or would materially impair the ability of such Borrower to perform its obligations under the Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon the Collateral.

                  (b) Each Borrower shall take prompt and appropriate action to respond to any material non-compliance with any of the Environmental Laws and shall report to Lender on such response.

                  (c) Borrowers shall give both oral and written notice to Lender immediately upon any Borrower's receipt of any notice of, or any Borrower's otherwise obtaining knowledge of:

                           (i) the occurrence of any event involving the
release, spill or discharge, threatened or actual, of any Hazardous Material; or

                           (ii) any investigation, proceeding, complaint,
order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower;
(B) the release, spill or discharge, threatened or actual, of any Hazardous Material; (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials; or
(D) any other environmental, health or safety matter, which affects any Borrower or its business, operations or assets or any properties at which any Borrower transported, stored or disposed of any Hazardous Materials.

                  (d) Each Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         9.4 PAYMENT OF TAXES AND CLAIMS. Each Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books. Each Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and each Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by such Borrower such amount shall be added and deemed part of the Loans, PROVIDED, THAT, nothing contained herein shall be construed to require any Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         9.5 INSURANCE. Each Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Each Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if any Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of such Borrower. All policies shall provide for at least thirty
(30) days prior written notice to Lender of any cancellation of coverage. Each Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and each Borrower shall obtain non-contributory lender's loss payable endorsements to all casualty insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

         9.6 FINANCIAL STATEMENTS AND OTHER INFORMATION.

                  (a) Each Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its Subsidiaries (if any) in accordance with GAAP and Borrowers shall furnish or cause to be furnished to Lender: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated and consolidating financial statements of GLC and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of GLC and its Subsidiaries as of the end of and through such month, (ii) within sixty (60) days after the end of each fiscal quarter, quarterly unaudited consolidated and consolidating financial statements of GLC and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of GLC and its Subsidiaries as of the end of and through such fiscal quarter, and (iii) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated and consolidating financial statements of GLC and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of GLC and its Subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be a nationally recognized independent accounting firm or, if not, another independent accounting firm selected by GLC and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of GLC and its Subsidiaries as of the end of and for the fiscal year then ended.

                  (b) Borrowers shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in any Borrower's business, properties, assets, or condition, financial or otherwise and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

                  (c) Borrowers shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all financial reports which GLC sends to its stockholders generally and copies of all reports and registration statements which any Borrower or GLC files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

                  (d) Within thirty (30) days after the date hereof, Borrowers shall furnish or cause to be furnished to Lender updated projected balance sheets and income statements of GLC and its Subsidiaries after giving effect to the transactions contemplated by this Agreement.

                  (e) Borrowers shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information in respect of the Collateral and the business of any Borrower, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee. Each Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrowers' expense, copies of the financial statements of any Borrower and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower and to disclose to Lender such information as they may have regarding the business of any Borrower. Any information provided to Lender pursuant to this Section 9.6(e) shall be subject to the provisions of
Section 12.7 hereof. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrowers to Lender in writing.

         9.7 SALE OF ASSETS, CONSOLIDATION, MERGER, DISSOLUTION, ETC. No Borrower shall, directly or indirectly:

                  (a) merge into or with or consolidate with any other Person (other than another Borrower or an entity solely formed for the purpose of a re-incorporation or re-formation of a Borrower permitted under Section 9.1 hereof) or permit any other Person (other than another Borrower or an entity solely formed for the purpose of a re-incorporation or re-formation of a Borrower permitted under Section 9.1 hereof) to merge into or with or consolidate with it; provided that any survivor of such merger or consolidation not already a Borrower shall assume the Obligations of the merged or consolidated Borrower and be subject to the terms and conditions of this Agreement and the other Financing Agreements;

                  (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business, (ii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of such Borrower so long as (A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender and

(B) such sales do not involve Equipment having an aggregate fair market value in excess of One Million Dollars ($1,000,000) for all such Equipment disposed of in any fiscal year of Borrowers, (iii) sales of assets, stock or indebtedness to another Borrower and (iv) in connection with the sale of all or substantially all the assets of such Borrower or a Subsidiary of such Borrower or the sale of all the Capital Stock of such Borrower or a Subsidiary of such Borrower, sales of any such assets or Capital Stock having an aggregate fair market value not to exceed Twenty Five Million Dollars ($25,000,000) less the fair market value of any assets or Capital Stock previously sold by such Borrower in connection with the sale of all or substantially all the assets of such Borrower or a Subsidiary of such Borrower or the sale of all the Capital Stock of a Subsidiary of such Borrower during the term of this Agreement, PROVIDED THAT (A) no Event of Default, or an event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing immediately prior to and after giving effect to such sale and (B) Borrowers shall pay to Lender the greater of (1) fifty percent (50%) of the amount by which the aggregate amount (net of taxes, assumed liabilities and transaction costs) received by Borrowers from all such sales exceeds Five Million Dollars ($5,000,000) and one hundred percent (100%) of the amount by which the aggregate amount (net of taxes, assumed liabilities and transaction costs) received by Borrowers from all such sales exceeds Ten Million Dollars ($10,000,000) or (2) the portion of the amount of Loans then outstanding advanced against any Accounts sold in connection with any such sales (it being agreed that any such payments to Lender shall not reduce the Maximum Credit unless made pursuant to Section 12.1(c) hereof and shall not be included in calculating the amount of Revolving Loans available pursuant to
Section 2.1(b)(i)(C)));

                  (c) form any Subsidiaries, unless the aggregate amount of all contributions made by Borrowers to such Subsidiaries is less than Five Million Dollars ($5,000,000) in the aggregate during the term of this Agreement and PROVIDED THAT; (i) no Event of Default, or an event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing immediately prior to and after giving effect to the formation of each such Subsidiary, (ii) if any such Subsidiary is formed on or prior to April 15, 2000, Total Excess Availability exceeds Fifteen Million Dollars ($15,000,000) immediately prior to and after giving effect to such formation or if any such Subsidiary is formed after April 15, 2000, Total Excess Availability exceeds Ten Million Dollars ($10,000,000) immediately prior to and after giving effect to such formation,
(iii) any such Subsidiary formed engages in a line of business compatible but not competitively adverse with any Borrower's line of business and (iv) no Borrower shall contribute to any such Subsidiary any Collateral with a fair market value exceeding in the aggregate more than Ten Thousand Dollars ($10,000) during the term of this Agreement or any proprietary information except that a license to use such proprietary information on a non-exclusive basis shall not be deemed to be a contribution of proprietary information for purposes of this Section 9.7(c);

                  (d) acquire the Capital Stock of any Person in which such Person would become a Subsidiary of such Borrower except for Permitted Acquisitions;

                  (e) wind up, liquidate or dissolve except following the transfer of all or substantially all of its assets in a transaction permitted by clauses (b)(iii) or (b)(iv) of this Section 9.7; or

                  (f) agree to do any of the foregoing.

         9.8 ENCUMBRANCES. No Borrower shall create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, EXCEPT:

                  (a) the liens and security interests of Lender or Congress (Canada);

                  (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books;

                  (c) security deposits in the ordinary course of business;

                  (d) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's business to the extent:

                           (i) such liens do not affect Accounts or are
otherwise not in imminent danger of foreclosure; or

                           (ii) such liens secure indebtedness relating to
claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer (subject to applicable deductibles) or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

                  (e) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of such Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

                  (f) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on real estate not so long as such security interests and mortgages do not apply to any property of such Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; and

                  (g) the security interests and liens set forth on SCHEDULE 8.4 hereto or replacements therefor that do not extend to any other property or increase the amounts secured.

         9.9 INDEBTEDNESS. No Borrower shall incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligation for borrowed money or indebtedness, EXCEPT:

                  (a) the Obligations;

                  (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which such Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to such Borrower, and with respect to which adequate reserves have been set aside on its books;

                  (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

                  (d) indebtedness set forth on the Information Certificate of such Borrower; PROVIDED, that, (i) such Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) such Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) except as otherwise permitted under this Agreement, redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers shall furnish to Lender all notices or demands in connection with such indebtedness either received by any Borrower or on its behalf, promptly after the receipt thereof, or sent by any Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

                  (e) indebtedness owing to another Borrower, GL Canada, GL UK, GLC or GIFL; PROVIDED THAT, no Event of Default, or an event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing immediately prior to and after giving effect to the incurrence, creation or assumption of such indebtedness; and

                  (f) other indebtedness together with other indebtedness of all other Borrowers not otherwise permitted under Sections 9.1(a) through 9.9(e) above at any one time not exceeding Two Million Dollars ($2,000,000) outstanding in the aggregate.

         9.10 LOANS, INVESTMENTS, GUARANTEES, ETC. No Borrower shall, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing,
EXCEPT:

                  (a) the endorsement of instruments for collection or deposit in the ordinary course of business;

                  (b) investments in: (i) short-term direct obligations of the United States Government; (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of such Borrower or to bearer and delivered to Lender; and (iii) commercial paper rated A1 or P1; PROVIDED, THAT, as to any of the foregoing, unless waived in writing by

Lender, each Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments;

                  (c) the guarantees set forth in the Information Certificate of such Borrower;

                  (d) the guarantees issued or, to the extent required by the terms of the indenture governing the Senior Notes as in effect on the date of this Agreement or any indenture governing notes issued in replacement of the Senior Notes; PROVIDED THAT, such replacement notes do not provide for a higher interest rate, a maturity date or any principal payments during the term of this Agreement, and otherwise contain provisions reasonably satisfactory to Lender and the holders of such replacement notes have executed agreements providing for the subordination of such notes to the Obligations on terms and conditions reasonably satisfactory to Lender;

                  (e) Permitted Acquisitions and any transaction permitted by Sections 9.1 or 9.7 hereof;

                  (f) the guarantees issued in favor of Congress (Canada) with respect to the obligations of GL Canada under the Canadian Facility;

                  (g) loans or advances to, or investments in, or purchases or repurchases of the stock, assets or indebtedness of another Borrower, GL Canada or GL UK or guarantees or the assumption of letter of credit obligations for the benefit of another Borrower, GL Canada or GL UK; PROVIDED THAT, (i) no Event of Default, or an event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing immediately prior to and after giving effect to any such loan, advance, investment, purchase, repurchase, guarantee or assumption of letter of credit obligation and (ii) such loans, advances, investments, purchases or repurchases do not violate the capitalization requirements of any Borrower, under applicable laws;

                  (h) loans or advances to GIFL or GLC; PROVIDED THAT, (i) no Event of Default, or an event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing immediately prior to and after giving effect to such loans or advances, (ii) such loans or advances do not violate the capitalization requirements of any Borrower, under applicable laws, and (iii) all the proceeds of such loans or advances are immediately loaned or advanced by GIFL or GLC, as the case may be, to GL Canada or GL UK;

                  (i) loans or advances to GLC (i) for the purpose of paying interest due under the Senior Notes, (ii) for the purpose of paying management fees to the Sponsors or any of their affiliates in an aggregate amount for all Borrowers not to exceed Seven Hundred Thousand Dollars ($700,000) less amounts paid by GL UK or GL Canada to GLC for such purpose in any fiscal year of Borrowers (except that Borrowers may make an additional one-time loan or advance to GLC in an amount not to exceed One Hundred Seventy Five Thousand Dollars ($175,000) for the purpose of paying unpaid management fees to the Sponsors or any of their affiliates earned during Borrowers' 1999 fiscal year) and (iii) for the other purposes set forth in SCHEDULE 9.10 attached hereto in an aggregate amount for all Borrowers not to exceed Twenty One Million Dollars ($21,000,000) less amounts paid by GL UK or GL Canada to GLC for such purposes in any fiscal year of Borrowers; PROVIDED THAT, (i) no Event of Default, or an event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing immediately prior to and after giving effect to such loans or advances and (ii) such loans or advances do not violate the capitalization requirements of any Borrower under applicable laws;

                  (j) loans or advances to, or guarantees or the assumption of letter of credit obligations for the benefit of, GLC or a Subsidiary of GLC (other than a Borrower, GL Canada or GL UK); PROVIDED THAT, (i) no Event of Default, or an event which with notice or passage of time or both would constitute an Event of Default, exists or has occurred and is continuing immediately prior to and after giving effect to such loans, advances, guarantees or assumption of letter of credit obligations, (ii) such loans, advances, guarantees or assumption of letter of credit obligations do not violate the capitalization requirements of any Borrower under applicable laws, (iii) if such loans, advances, guarantees or assumption of letter of credit obligations are made on or prior to April 15, 2000, Total Excess Availability exceeds Fifteen Million Dollars ($15,000,000) immediately prior to and after giving effect to such loans, advances, guarantees or assumption of letter of credit obligations, or if such loans, advances, guarantees or assumption of letter of credit obligations are made after April 15, 2000, Total Excess Availability exceeds Ten Million Dollars ($10,000,000) immediately prior to and after giving effect to such loans, advances, guarantees or assumption of letter of credit obligations and (iv) such loans or advances are evidenced by a promissory note or notes, the rights to which have been collaterally pledged to Lender; and

                  (k) other outstanding loans or advances by all Borrowers not to exceed One Million Dollars ($1,000,000) in the aggregate at any time.

         9.11 DIVIDENDS AND REDEMPTIONS. No Borrower shall, directly or indirectly, declare or pay any dividends on account of any shares of any class of capital stock or membership interest, as the case may be, of such Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock or membership interest, as the case may be, (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or membership interest or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or membership interest, as the case may be, or agree to do any of the foregoing.

         9.12 TRANSACTIONS WITH AFFILIATES. No Borrower shall enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm's length transaction with an unaffiliated person. For this purpose, affiliate shall not include any other Borrower, a Borrower's own or another Borrower's Subsidiary, GL Canada, GL UK, GLC or GIFL.

         9.13 ADDITIONAL BANK ACCOUNTS. No Borrower shall, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in SCHEDULE 8.8 hereto, except:
(a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish and (b) as to any accounts used by such Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

         9.14 COMPLIANCE WITH ERISA. No Borrower shall with respect to any "employee pension benefit plans" maintained by such Borrower or any of its ERISA
Affiliates:

                  (a) (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA;

                           (ii) allow or suffer to exist any prohibited
transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject such Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under
Section 4975 of the Code or ERISA;

                           (iii) fail to pay to any such employee pension
benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan;

                           (iv) allow or suffer to exist any accumulated funding
deficiency, whether or not waived, with respect to any such employee pension benefit plan;

                           (v) allow or suffer to exist any occurrence of a
reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation; or

                           (vi) incur any withdrawal liability with respect to
any multiemployer pension plan.

                  (b) As used in this Section 9.14, the term "employee pension benefit plans," "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in
Section 4975 of the Code and ERISA.

         9.15 COSTS AND EXPENSES. Each Borrower shall pay to Lender on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to:

                  (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable);

                  (b) all costs and expenses and fees for title insurance and other insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees;

                  (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto;

                  (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations;

                  (e) costs and expenses of preserving and protecting the Collateral;

                  (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters);

                  (g) all out-of-pocket expenses and costs incurred by Lender's examiners in the conduct of their periodic field examinations of the Collateral and any Borrower's operations, plus a per diem charge at the rate of Seven Hundred Fifty Dollars ($750) per person, per day for Lender's examiners in the field and office; and

                  (h) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

         9.16 FURTHER ASSURANCES. At the request of Lender at any time and from time to time, each Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of any Borrower representing on behalf of such Borrower that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, each Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

SECTION 10.       EVENTS OF DEFAULT AND REMEDIES.

         10.1 EVENTS OF DEFAULT. The occurrence or existence of any one or more of the following events are referred to herein individually as an "EVENT OF DEFAULT," and collectively as "EVENTS OF DEFAULT":

                  (a) any Borrower fails to pay when due any of the Obligations (other than interest or fees due hereunder);

                  (b) any Borrower fails to pay any interest or fees within three (3) days after such interest or fees become due hereunder; PROVIDED THAT such three (3) day period shall not apply in the event that Borrower intentionally diverts payments on Accounts or other proceeds of Collateral from the Blocked Account;

                  (c) any Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements and such failure shall continue for ten (10) Business Days; PROVIDED THAT, such ten (10) Business Day period shall not apply in the case of
(i) any failure to perform a term, covenant, condition or provision which results in the occurrence of an Event of Default addressed in any other provision or paragraph of this Section 10.1, (ii) any failure to perform any such term, covenant, condition or provision that has been the subject of two (2) previous failures within the prior twelve (12) month period or (iii) an intentional breach by any Borrower of such term, covenant, condition or provision;

                  (d) any representation, warranty or statement of fact made by any Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

                  (e) any Obligor revokes or terminates any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

                  (f) any judgment for the payment of money is rendered against any Borrower or any Obligor in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) in any one case or in excess of Five Million Dollars ($5,000,000) in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any material judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or any Obligor or any of their assets;

                  (g) any Borrower or any Obligor, which is a partnership, limited liability company, or corporation, dissolves or suspends or discontinues doing business;

                  (h) any Borrower or any Obligor becomes unable generally to pay its debts as they become due, makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors (other than the holders of the Senior Notes);

                  (i) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or any Obligor or all or any part of its properties and any Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or such petition or application is not dismissed within ninety (90) days after the date of its filing or the relief requested is granted sooner; PROVIDED HOWEVER, notwithstanding anything to the contrary set forth herein, Lender shall have no obligation to advance any Loans or provide any Letter of Credit Accommodations during any period that such petition or application remains pending;

                  (j) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or for all or any Obligor or for all or any part of its property;

                  (k) any default by any Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), which default continues for more than the applicable cure period, if any, with respect thereto;

                  (l) GLC ceases to hold, directly or indirectly, all of the Capital Stock of any Borrower or any Person or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) other than entities owned or managed by Oaktree Capital Management LLC or William E. Simon & Sons becomes the direct or indirect beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended, provided that a Person or group shall be deemed to have "beneficial ownership" of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of a higher percentage of the Capital Stock of GLC than the percentage then beneficially owned by entities owned or managed by Oaktree Capital Management LLC and William E. Simon & Sons;

                  (m) the indictment or threatened indictment of any Borrower or any Obligor under any criminal statute, or the commencement or threatened commencement of criminal or civil proceedings against any Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the material property of such Borrower or such Obligor;

                  (n) GLC shall fail to maintain, at all times, Adjusted Net Worth of not less than negative Eighty Two Million Dollars (-$82,000,000) and such failure shall continue for fifteen (15) days after the earlier of the date of receipt by Lender of monthly financial statements of GLC for such fiscal month or the date that such financial statements are due to be delivered to

Lender pursuant to Section 9.6(a) hereof; PROVIDED THAT, such fifteen (15) day period shall not apply in the event of a failure by GLC to maintain such Adjusted Net Worth in the prior twelve (12) month period; PROVIDED FURTHER THAT, such dollar amount shall be increased or decreased on a dollar for dollar basis by the amount that Adjusted Net Worth of GLC as set forth in its audited financial statements for its 1999 fiscal year is adjusted based solely on any non-cash items to exceed or be less than negative Fifty Two Million Eight Hundred Thousand Dollars (-$52,800,000);

                  (o) Borrowers, GL Canada and GL UK shall fail to maintain in the aggregate, as of the end of any fiscal year of Borrowers, Adjusted Net Worth of not less than negative Six Million Dollars (-$6,000,000) and such failure shall continue for fifteen (15) days after the earlier of the date of receipt by Lender of the annual financial statements of GLC for such fiscal year or the date that such financial statements are due to be delivered to Lender pursuant to Section 9.6(a) hereof; PROVIDED THAT, such fifteen (15) day period shall not apply in the event of a failure by Borrowers, GL Canada and GL UK to maintain such Adjusted Net Worth in the prior twelve (12) month period; PROVIDED FURTHER THAT, such dollar amount shall be increased or decreased on a dollar for dollar basis by the amount that the aggregate Adjusted Net Worth of Borrowers, GL Canada and GL UK as set forth in GLC's audited financial statements for its 1999 fiscal year is adjusted based solely on any non-cash items to exceed or be less than Ten Million Seven Hundred Fifty Thousand Dollars ($10,750,000);

                  (p) any default by GL UK or GL Canada or an "Event of Default" shall occur under the terms of the UK Loan Agreement or the Canadian Loan Agreement or any other agreement, document, note and/or instrument executed or delivered in connection therewith;

                  (q) without the prior written consent of Lender, which consent shall not be unreasonably withheld, GLC or any Subsidiary of GLC (other than Borrowers, GL UK or GL Canada), in connection with sales of all or substantially all the assets of a Subsidiary of GLC (other than Borrowers, GL UK or GL Canada) or sales of all the Capital Stock of a Subsidiary of GLC (other than Borrowers, GL UK or GL Canada), sells or agrees to sell assets or Capital Stock having a fair market value in excess of Twenty Five Million Dollars ($25,000,000) in the aggregate at any time during the term of this Agreement;

                  (r) there shall be a material adverse change in the business, assets or condition (financial or otherwise) of any Borrower or any Obligor after the date hereof; or

                  (s) there shall be an event of default under any of the other Financing Agreements.

         10.2     REMEDIES.

                  (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing

Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against any Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

                  (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (PROVIDED, THAT, upon the occurrence of any Event of Default described in Sections 10.1(i) and 10.1(j) with respect to any Borrower, all Obligations of such Borrower shall automatically become immediately due and payable and the Obligations of all other Borrowers shall become immediately due and payable upon demand by Lender), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require any Borrower, at Borrowers' expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower, which right or equity of redemption is hereby expressly waived and released by such Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower waives the posting of any bond which might otherwise be required.

                  (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrowers shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

                  (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to any Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to any Borrower.


SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW.

         11.1 GOVERNING LAW; CHOICE OF FORUM; SERVICE OF PROCESS; JURY TRIAL WAIVER.

                  (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California applicable to contracts made and performed in such State.

                  (b) Each Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the state courts of the County of Los Angeles, State of California and of the United States District Court for the Central District of California and waive any objection based on venue or FORUM NON CONVENIENS with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (provided that nothing herein shall preclude Lender from bringing any action or proceeding against any Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against such Borrower or its property).

                  (c) EACH BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                  (d) Lender shall not have any liability to any Borrower (whether in tort, contract, equity or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.

         11.2 WAIVER OF NOTICES. Each Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower which Lender may elect to give shall entitle any Borrower to any other or further notice or demand in the same, similar or other circumstances.

         11.3 AMENDMENTS AND WAIVERS. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender and each Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

         11.4 WAIVER OF COUNTERCLAIMS. Each Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

         11.5 INDEMNIFICATION. Each Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel except as a result of Lender's gross negligence or willful misconduct. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.5 may be unenforceable because it violates any law or public policy, each Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section 11.5. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12.       TERM OF AGREEMENT; MISCELLANEOUS.

         12.1     TERM.

                  (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "RENEWAL DATE"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS SHALL IMMEDIATELY TERMINATE UPON THE TERMINATION OF EITHER THE UK FACILITY OR THE CANADIAN FACILITY. Borrowers (collectively, but not individually) or Lender may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice. Borrowers (collectively, but not individually) may terminate this Agreement prior to the end of the then current term, including any renewal term, for any reason prior to or on the first anniversary date of this Agreement upon forty-five (45) days prior written notice to Lender and for any reason thereafter upon thirty (30) days prior written notice to Lender, and in each such case Borrowers agree to pay to Lender the applicable early termination fee provided for in Section 12.1(c) hereof. Regardless of the timing of termination, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrowers shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the bank account designated by Lender are received in such bank account later than 10:30 a.m., Los Angeles time.

                  (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

                  (c) If for any reason this Agreement is terminated prior to the end of the then current term or a renewal term of this Agreement or if prior to that time Borrowers reduce any part of the unused Maximum Credit (which they may collectively do from time to time upon five (5) days notice to Lender), in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrowers agree to pay to Lender, upon the effective date of such termination or reduction, an early termination or reduction fee in the amount set forth below if such termination or reduction is effective in the period indicated:


                                       AMOUNT                                        PERIOD
      (i)         2.0% of the Maximum Credit in the event of a      from the date of this Agreement to and
                  termination or of the reduced portion of the      including the first anniversary of this
                  Maximum Credit in the event of a reduction        Agreement

      (ii)        1.0% of the Maximum Credit in the event of a      from the day immediately succeeding the first
                  termination or of the reduced portion of the      anniversary of this Agreement to and including
                  Maximum Credit in the event of a reduction        the second anniversary of this Agreement

     (iii)        0.5% of the Maximum Credit in the event of a      from the day immediately succeeding the second
                  termination or of the reduced portion of the      anniversary of this Agreement and thereafter,
                  Maximum Credit in the event of a reduction        including any period during a renewal term, if
                                                                    any, but excluding the Renewal Date or any
                                                                    anniversary of the Renewal Date.

Such early termination or reduction fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination or reduction and each Borrower agrees that it is reasonable under the circumstances currently existing. Lender shall be entitled to such early termination or reduction fee upon the occurrence of any Event of Default described in Sections 10.1(i) and 10.1(j) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrowers or permit the use of cash collateral under the United States Bankruptcy Code. Such early termination or reduction fee shall be allocated among Borrowers as determined by Lender and payable by Borrowers in accordance with such allocation. The early termination or reduction fee provided for in this Section
12.1 shall be deemed included in the Obligations.

         12.2 NOTICES. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrowers at their respective chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, upon receipt.

         12.3 PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

         12.4 SUCCESSORS. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, each Borrower and their respective successors and assigns, except that no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrowers, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

         12.5 ENTIRE AGREEMENT. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

         12.6 PUBLICITY. Each Borrower consents to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement provided that, Borrowers shall have had a reasonable opportunity to review and comment thereon.

         12.7 CONFIDENTIAL INFORMATION. Lender agrees to hold, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any confidential information that it may receive from any Borrower or GLC pursuant to this Agreement in confidence, EXCEPT for disclosure:

                  (a) to legal counsel, accountants, auditors and other professional advisors to any Borrower or GLC or Lender;

                  (b) to regulatory officials having jurisdiction over Lender;

                  (c) as required by applicable law or legal process (PROVIDED that in the event Lender is so required to disclose any such confidential information, that Lender shall endeavor promptly to notify the Borrowers, so that the Borrowers may seek a protective order or other appropriate remedy) or in connection with any legal proceeding to which Lender or the Borrowers are adverse parties;

                  (d) to another financial institution or its counsel in connection with an assignment or disposition or proposed assignment or disposition to that financial institution of all or part of Lender's interests hereunder or a participation interest herein, provided that such disclosure is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section; and

                  (e) to prospective purchasers of any Collateral (OTHER than competitors of any Borrower or GLC or its Subsidiaries unless all Obligations are then due and payable) in connection with any disposition thereof, PROVIDED that such disclosure is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section.

         For purposes of the foregoing, "confidential information" shall mean all information respecting any Borrower or GLC, OTHER THAN (x) information previously filed with any governmental agency and available to the public, (y) information previously published in any public medium from a source other than, directly or indirectly, Lender, and (z) information previously disclosed by GLC or any of its Subsidiaries to any Person not associated with GLC without a written confidentiality agreement.

         Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of Lender to GLC or its Subsidiaries.


SECTION 13.       JOINT AND SEVERAL LIABILITY AND SURETYSHIP WAIVERS.

         13.1 INDEPENDENT OBLIGATIONS; SUBROGATION. The obligations of each Borrower, as guarantor of another Borrower's Obligations hereunder are joint and several. To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which either may now have or hereafter acquire against any other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Lender against any Borrower or any Collateral which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against the other Borrower, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrower with respect to the Obligations until the Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrower until the Obligations are fully paid and finally discharged.

         13.2 AUTHORITY TO MODIFY OBLIGATIONS AND SECURITY. Each Borrower authorizes Lender, without notice or demand and without affecting any Borrower's liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, to: (i) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate to the other Borrower, including, without limitation, to increase or decrease the rate of interest thereon; (ii) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the other Borrower's Obligations; (iii) apply any and all such Collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; (iv) deal with the other Borrower as Lender may elect; (v) in Lender's sole discretion, settle, release on terms satisfactory to Lender, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any of the other Borrower's Obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (vi) apply any and all payments or recoveries from the other Borrower as Lender, in its sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (vii) apply any sums realized from Collateral furnished by the other Borrower upon any of its indebtedness or obligations to Lender as Lender, in its sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all without in any way diminishing, releasing or discharging the liability of any Borrower hereunder.

         13.3 WAIVER OF DEFENSES. Upon an Event of Default by any Borrower in respect of any Obligations, Lender may, at its option and without notice to the Borrowers, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require Lender to: (i) proceed against the other Borrower or any other person whomsoever; (ii) proceed against or exhaust any Collateral given to or held by Lender in connection with the Obligations; (iii) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or (iv) pursue any other remedy in Lender's power whatsoever. A separate action or actions may be brought and prosecuted against any Borrower whether or not action is brought against the other Borrower and whether the other Borrower be joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting the liability hereunder or the enforcement hereof, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

         13.4 EXERCISE OF LENDER'S RIGHTS. Each Borrower hereby authorizes and empowers Lender in its sole discretion, without any notice or demand to such Borrower whatsoever and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which Lender may have available to it against the other Borrower.

         13.5 ADDITIONAL WAIVERS. Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrower or by reason of the cessation from any cause whatsoever of the liability of the other Borrower or by reason of any act or omission of Lender or others which directly or indirectly results in or aids the discharge or release of the other Borrower or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each Borrower without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Borrower or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by Lender of, and no omission of Lender to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Lender against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by the other Borrowers or give to the other Borrowers any right of recourse against Lender. The Borrowers specifically agree that the failure of Lender: (i) to perfect any lien on or security interest in any property heretofore or hereafter given by Borrowers to secure payment of the Obligations, or to record or file any document relating thereto or (ii) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any other Borrower hereunder.

         13.6 ADDITIONAL INDEBTEDNESS. Additional Obligations may be created from time to time at the request of any Borrower and without further authorization from or notice to any other Borrower even though the borrowing Borrower's financial condition may deteriorate since the date hereof. Each Borrower waives the right, if any, to require Lender to disclose to such Borrower any information it may now have or hereafter acquire concerning the other Borrower's character, credit, Collateral, financial condition or other matters. Each Borrower has established adequate means to obtain from the other Borrower on a continuing basis financial and other information pertaining to such Borrower's business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrower and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Lender need not inquire into the powers of any of the Borrowers or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All obligations of Borrowers to Lender heretofore, now or hereafter created shall be deemed to have been granted at Borrowers' special insistence and request and in consideration of and in reliance upon this Agreement.

         13.7 NOTICES, DEMANDS, ETC. Except as expressly provided by this Agreement, Lender shall be under no obligation whatsoever to make or give to any Borrower, and each Borrower hereby waives diligence, all rights of setoff and counterclaim against Lender, all demands, presentments, protests, notices of protests, notices of protests, notices of nonperformance, notices of dishonor, and all other notices of every kind or nature, including notice of the existence, creation or incurring of any new or additional Obligations.

         13.8 REVIVAL. If any payments of money or transfers of property made to Lender by any Borrower should for any reason subsequently be declared to be, or in Lender's counsel's good faith opinion be determined to be, fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called "VOIDABLE TRANSFERS") under the Bankruptcy Code or any other federal or state law and Lender is required to repay or restore, or in Lender's counsel's opinion may be so liable to repay or restore, any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all reasonable costs and expenses (including reasonable attorneys' fees) of Lender related thereto, each other Borrower's liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to Lender.

         13.9 UNDERSTANDING OF WAIVERS. Each Borrower warrants and agrees that the waivers set forth in this Section 13 are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

         IN WITNESS WHEREOF, Lender and each Borrower have caused these presents to be duly executed as of the day and year first above written.


LENDER                                           BORROWERS
------                                           ---------
CONGRESS FINANCIAL CORPORATION (WESTERN),        GEOLOGISTICS SERVICES, INC.,
a California corporation                         a Delaware corporation


By:________________________________________      By:__________________________________
Name:______________________________________      Name: Terry G. Clarke
Title:_____________________________________      Title: Assistant Treasurer

ADDRESS                                          CHIEF EXECUTIVE OFFICE
-------                                          ----------------------

251 South Lake Avenue, Suite 900                 205 Whiting Street
Pasadena, California 91101                       Alexandria, Virginia 22304

                                                 or, on and after ________, 2000:

                                                 330 South Mannheim Road
                                                 Hillside, Illinois 60162


                                                 BEKINS VAN LINES, LLC,
                                                 a Delaware limited liability company


                                                 By:___________________________________
                                                 Name: Terry G. Clarke
                                                 Title: Assistant Treasurer

                                                 CHIEF EXECUTIVE OFFICE
                                                 ----------------------

                                                 330 South Mannheim Road
                                                 Hillside, Illinois 60162


                                       60

                                                 BEKINS WORLDWIDE SOLUTIONS, INC.,
                                                 a Delaware corporation


                                                 By:___________________________________
                                                 Name: Terry G. Clarke
                                                 Title: Assistant Treasurer

                                                 CHIEF EXECUTIVE OFFICE
                                                 ----------------------

                                                 330 South Mannheim Road
                                                 Hillside, Illinois 60162


                                                 GEOLOGISTICS AMERICAS INC.,
                                                 a Delaware corporation


                                                 By:___________________________________
                                                 Name: Terry G. Clarke
                                                 Title: Vice President

                                                 CHIEF EXECUTIVE OFFICE
                                                 ----------------------

                                                 1251 East Dyer Road, Suite 250
                                                 Santa Ana, California 92705


                                    EXHIBIT A

                             Information Certificate

                                    EXHIBIT B

                               Projections of GLC

                                  SCHEDULE 8.1

                           Organizational Chart of GLC

                                  SCHEDULE 8.4

                                   Other Liens

                                  SCHEDULE 8.8

                                  Bank Accounts

                                  SCHEDULE 8.9

                            Environmental Disclosures











                                  Schedule 8.9

                                  SCHEDULE 9.10

                       Permitted Loans or Advances to GLC


PURPOSE OF LOAN OR ADVANCE                                                            AMOUNT
Payment of taxes of GLC                                                             $2,000,000

Capital Expenditures                                                                $5,000,000

Corporate Restructuring Expenses                                                    $2,500,000

Repurchase of stocks and warrants from current and former                           $3,000,000
employees of GLC to the extent required pursuant to
contractual requirements outstanding as of the date hereof.

General and Administrative Expenses                                                 $8,500,000









                                  Schedule 9.10

                                TABLE OF CONTENTS


                                                                                                               Page
SECTION 1.  DEFINITIONS..........................................................................................1

SECTION 2.  CREDIT FACILITIES...................................................................................15

   2.1      Revolving Loans.....................................................................................15

   2.2      Letter of Credit Accommodations.....................................................................17

SECTION 3.  INTEREST AND FEES...................................................................................18

   3.1      Interest............................................................................................18

   3.2      Closing and Syndication Fee.........................................................................20

   3.3      Loan Servicing Fee..................................................................................20

   3.4      Unused Line Fee.....................................................................................20

   3.5      Compensation Adjustment.............................................................................20

   3.6      Changes in Laws and Increased Costs of Loans........................................................21

SECTION 4.  CONDITIONS PRECEDENT................................................................................22

   4.1      Conditions Precedent to Initial Loans and the Letter of Credit Accommodations.......................22

   4.2      Conditions Precedent to All Loans and Letter of Credit Accommodations...............................24

SECTION 5.  GRANT OF SECURITY INTEREST..........................................................................25

SECTION 6.  COLLECTION AND ADMINISTRATION.......................................................................26

   6.1      Borrowers' Loan Account.............................................................................26

   6.2      Statements..........................................................................................26

   6.3      Collection of Accounts..............................................................................26

   6.4      Payments............................................................................................27

   6.5      Authorization to Make Loans.........................................................................28

   6.6      Use of Proceeds.....................................................................................28

SECTION 7.  COLLATERAL REPORTING AND COVENANTS..................................................................28

   7.1      Collateral Reporting................................................................................28

   7.2      Accounts Covenants..................................................................................29

   7.3      Equipment Covenants.................................................................................31

   7.4      Power of Attorney...................................................................................31

   7.5      Right to Cure.......................................................................................32

   7.6      Access to Premises..................................................................................32

SECTION 8.  REPRESENTATIONS AND WARRANTIES......................................................................33

   8.1      Corporate/Company Existence, Power and Authority; Subsidiaries......................................33


                                       i

   8.2      Financial Statements; No Material Adverse Change....................................................33

   8.3      Chief Executive Office; Collateral Locations........................................................33

   8.4      Priority of Liens; Title to Properties..............................................................34

   8.5      Tax Returns.........................................................................................34

   8.6      Litigation..........................................................................................34

   8.7      Compliance with Other Agreements and Applicable Laws................................................34

   8.8      Bank Accounts.......................................................................................34

   8.9      Environmental Compliance............................................................................35

   8.10     Employee Benefits...................................................................................35

   8.12     Accuracy and Completeness of Information............................................................36

   8.13     Survival of Warranties; Cumulative..................................................................36

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS..................................................................37

   9.1      Maintenance of Existence............................................................................37

   9.2      New Collateral Locations............................................................................37

   9.3      Compliance with Laws, Regulations, Etc..............................................................37

   9.4      Payment of Taxes and Claims.........................................................................38

   9.5      Insurance...........................................................................................38

   9.6      Financial Statements and Other Information..........................................................39

   9.8      Encumbrances........................................................................................42

   9.9      Indebtedness........................................................................................42

   9.10     Loans, Investments, Guarantees, Etc.................................................................43

   9.11     Dividends and Redemptions...........................................................................45

   9.12     Transactions with Affiliates........................................................................45

   9.13     Additional Bank Accounts............................................................................45

   9.14     Compliance with ERISA...............................................................................46

   9.15     Costs and Expenses..................................................................................46

   9.16     Further Assurances..................................................................................47

SECTION 10. EVENTS OF DEFAULT AND REMEDIES......................................................................47

   10.1     Events of Default...................................................................................47

   10.2     Remedies............................................................................................50


                                       ii

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND
            CONSENTS; GOVERNING LAW.............................................................................52

   11.1     Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver...............................52

   11.2     Waiver of Notices...................................................................................53

   11.3     Amendments and Waivers..............................................................................53

   11.4     Waiver of Counterclaims.............................................................................53

   11.5     Indemnification.....................................................................................53

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS....................................................................54

   12.1     Term................................................................................................54

   12.2     Notices.............................................................................................55

   12.3     Partial Invalidity..................................................................................55

   12.4     Successors..........................................................................................56

   12.5     Entire Agreement....................................................................................56

   12.6     Publicity...........................................................................................56

   12.7     Confidential Information............................................................................56

SECTION 13. JOINT AND SEVERAL LIABILITY AND SURETYSHIP WAIVERS..................................................57

   13.1     Independent Obligations; Subrogation................................................................57

   13.2     Authority to Modify Obligations and Security........................................................57

   13.3     Waiver of Defenses..................................................................................58

   13.4     Exercise of Lender's Rights.........................................................................58

   13.5     Additional Waivers..................................................................................58

   13.6     Additional Indebtedness.............................................................................59

   13.7     Notices, Demands, Etc...............................................................................59

   13.8     Revival.............................................................................................59

   13.9     Understanding of Waivers............................................................................59


                                    INDEX TO
                             EXHIBITS AND SCHEDULES


Exhibit A                                        Information Certificate



Schedule 8.1                                     Organizational Chart of GLC



Schedule 8.4                                     Other Liens



Schedule 8.8                                     Bank Accounts



Schedule 8.9                                     Environmental Disclosures


Schedule 9.10                                    Permitted Loans or Advances
                                                 to GLC



                                       iv